Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

First Amendment to Rights Agreement (the “Amendment”), dated as of January 7, 2002, to the Rights Agreement, dated as of November 7, 2001 (the “Rights Agreement”), between Arguss Communications, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Rights Agent”).

A.     The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

B.     Dycom Industries, Inc., a Florida corporation (“Parent”), Troy Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), and the Company have proposed to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Sub will be merged with and into the Company, with the Company as the surviving corporation (the “Merger”), all on terms and subject to the conditions set forth in the Merger Agreement.

C.     The board of directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to exempt the Merger and the Merger Agreement, and all of the transactions contemplated thereby, in accordance with the terms thereof, from application of the Rights Agreement.

D.     Pursuant to Section 27 of the Rights Agreement, therefore, the Board hereby resolves that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing, and the Company and the Rights Agent desire to evidence such amendment in writing.

E.     All acts and things necessary to make the Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

In consideration of the foregoing and the mutual agreements set forth herein, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

1.     Section 1(a) of the Rights Agreement is modified and amended to read in its entirety as follows:

(a) “Acquiring Person” shall mean any Person (as hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) of 20% or more of the Common Shares then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, (iv) any Person holding Common Shares for or pursuant to the terms of any such plan, or (v) Dycom Industries, Inc., a Florida corporation (“DI”) or any Affiliate or Associate of DI solely to the extent that each may, without being deemed an Acquiring Person, execute and deliver the Agreement and Plan of Merger, dated as of January 7, 2002, by and among DI, Sub and the Company, as it may be amended and supplemented from time to time (the “Merger Agreement”), commence or consummate the Offer (as defined in the Merger Agreement) or consummate any of the other transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of Common Shares Beneficially Owned by such Person to 20% or more of the Common Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the Common Shares then outstanding by reason of acquisition of Common Shares by the Company and shall, after such acquisition by the Company, become the Beneficial Owner of any additional Common Shares, then such Person shall be deemed to be an “Acquiring Person”. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person”, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or have ever been an “Acquiring Person” for any purposes of this Agreement.

2.     The first paragraph of Section 3 of the Rights Agreement is amended by inserting the following sentence after the first sentence thereof:

Notwithstanding the foregoing, no Distribution Date shall occur as a result of the execution and delivery of the Merger Agreement, the commencement or consummation of the Offer or the consummation of any other transactions contemplated by the Merger Agreement.

3.     Section 7(a) of the Rights Agreement is hereby modified and amended by deleting the word “or” between clauses (ii) and (iii) of the first sentence of Section 7(a) and inserting the following as a new clause (iv):

, or (iv) immediately prior to the Acceptance Date (as such term is defined in the Merger Agreement).

4.     The Rights Agreement is hereby modified and amended by adding a new Section 35 to the end thereof to read in its entirety as follows:

Section 35. Merger Agreement. Notwithstanding any other provision of this Rights Agreement, neither the approval, execution or delivery of the Merger Agreement, nor the performance thereof, the commencement or consummation of the Offer or the consummation of the other transactions contemplated by the Merger Agreement, is or shall be deemed to be an event described in Section 11(a)(ii) or Section 13, nor will such performance or consummation result in the occurrence of a Shares Acquisition Date, a Distribution Date or any other separation of the Rights from the underlying Common Shares, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement.

5.     This Amendment shall become effective as of the date of the Merger Agreement. If the Merger Agreement is terminated without the consummation of the Offer having occurred, this Amendment shall be null and void.

6.     This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

7.     This Amendment to the Rights Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

8.     In all respects not inconsistent with the terms and provisions of this Amendment to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

9. If any term, provision, covenant or restrictions of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this

Amendment to the Rights Agreement and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

Attest:	ARGUSS COMMUNICATIONS, INC.

By: /s/ Haywood Miller Title: Executive Vice President	By /s/ Rainer Bosselmann Name: Rainer Bosselmann Title: Chief Executive Officer

Attest:	CONTINENTAL STOCK TRANSFER & TRUST COMPANY,

as Rights Agent

By /s/ Thomas Jennings Title: Asst. Secretary	By /s/ William F. Seegraber Name: William F. Seegraber Title: Vice President

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